Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the use of our report on the consolidated financial statements dated August 29, 2008, except as it relates to the effects of changes in segments discussed in Note 17, Business Segment Data for which the date is June 15, 2009, with respect to the consolidated balance sheets as of June 30, 2008 and 2007, and the related statements of operations, shareholders’ equity and comprehensive income, cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 2008, and our report dated August 29, 2008 on the effectiveness of internal control over financial reporting as of June 30, 2008, included herein.

As discussed in our report to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective July 1, 2007.

McLean, Virginia

June 15, 2009